PRICING SUPPLEMENT NO. 1
                                                                  RULE 424(b)(2)
                                                      REGISTRATION NO. 333-26437

                  PRICING SUPPLEMENT NO. 1 DATED APRIL 21, 1998

                    FRANCHISE FINANCE CORPORATION OF AMERICA
          MEDIUM-TERM NOTES DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

     This Pricing Supplement accompanies and supplements the Prospectus, dated April 16, 1998, as supplemented by the Prospectus Supplement, dated April 16, 1998.

    The Notes have the following terms (as applicable):

        Principal Amount:                $30,500,000.00
        Registered Holder:               Cede & Co.
        Taxpayer Identification No.:     13-2555119
        Form of Notes:                   [X] Book Entry/Global [ ] Certificated
        Agent's Discount or Commission:  .60%
        Net Proceeds to Issuer:          $30,317,000.00

    Fixed Rate Medium-Term Note:
        Original Issue Price:            100%
        Original Issue Date:             April 24, 1998
        Interest Accrual Date:           April 24, 1998
        Interest Rate Per Annum:         7.07%
        Interest Payment Dates:          May 30 and November 30
        Denominations:                   $1,000
        Stated Maturity Date:            January 15, 2008
        Redemption Date(s):              None
        Redemption Price(s):             Not Applicable
        Notice of Redemption:            Not Applicable
        Optional Repayment Date(s):      Not Applicable
        Optional Repayment Price(s):     Not Applicable
        Notice of Optional Repayment:    None
        Default Rate:                    Not Applicable
        Original Issue Discount:         [ ] Yes     [X] No
        Record Date:                     May 15 and November 15

    Agent:   [X]      Donaldson, Lufkin & Jenrette Securities Corporation
             [ ]      Merrill Lynch & Co.
             [ ]      NationsBanc Montgomery Securities LLC
             [X]      Salomon Brothers Inc
             [ ]      UBS Securities LLC

    Agent acting in the capacity as indicated below:
             [X]      Agent                         [ ]      Principal

    If as Principal:
             [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
             [ ] The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

    If as Agent:      The Notes are being  offered at a fixed  initial  public
                      offering price of 100% of Principal Amount.